Exhibit 99.1

Date: June 30, 2004

For Release: June 30, 2004
Refer to:	(858) 552-2200 – Eric Shearin (Amylin)
(317) 651-5567 – Morry Smulevitz (Lilly)

New Drug Application for Exenatide Submitted to FDA for Type 2 Diabetes

San Diego, CA and Indianapolis, IN – June 30, 2004 – Amylin Pharmaceuticals, Inc., (Nasdaq: AMLN) and Eli Lilly and Company (NYSE: LLY) today announced the submission of a New Drug Application (NDA) to the U.S. Food and Drug Administration (FDA) for regulatory approval of exenatide.  Exenatide is the first in a new class of medicines known as incretin mimetics under investigation for the treatment of type 2 diabetes.  In clinical trials, exenatide has demonstrated reductions in blood sugar and improvements in markers of beta cell function.  Patients in exenatide studies also lost weight.

“The submission of the exenatide NDA is a significant milestone both for Amylin Pharmaceuticals and for our collaboration with Eli Lilly and Company,” said Ginger Graham, president and CEO, Amylin Pharmaceuticals.  “This NDA includes data on more than 1,800 subjects treated with exenatide.  We believe the application provides the FDA with the necessary information to evaluate exenatide for use as a new therapeutic option for people living with type 2 diabetes.”

“The rapid increase in the prevalence of diabetes and the need for innovative new treatments has never been more critical than it is today,” said John C. Lechleiter, PhD, executive vice president of pharmaceutical operations, Eli Lilly and Company. “Many patients with type 2 diabetes are struggling to control their blood sugar and, even with current oral therapies, find that they cannot reach their treatment goals.  If approved, we believe exenatide could offer an important and novel treatment option for people with type 2 diabetes.”

The exenatide NDA is made up of three major components; chemistry and manufacturing, preclinical and clinical.  The clinical component of the submission is based largely on 30-week data from three blinded pivotal trials of exenatide involving more than 1,400 patients who were unable to control their blood sugar on common oral therapies including metformin, sulfonylurea or a combination of both.  The submission also includes 52-week open-label data from the extensions of these pivotal studies and from an additional open-label study. In the pivotal studies, exenatide demonstrated statistically significant, sustained reductions in average blood sugar levels as measured by hemoglobin A1c (A1C).  Patients in these studies also demonstrated progressive reductions in weight, a secondary endpoint of the studies.  The open-label studies demonstrated that the reductions in A1C were sustained through 52 weeks of treatment with average reductions of approximately 1.1 percent.  Reductions in weight were also sustained through 52 weeks of treatment with average reductions of approximately eight pounds.  In addition, the exenatide data showed improvements in beta cell function, as measured by HOMA-B and proinsulin to insulin ratios, and the restoration of first-phase insulin response, a fundamental response lost early in the development of type 2 diabetes.  Exenatide was generally well tolerated across the pivotal trials.  The most common adverse event reported was mild to moderate nausea, which occurred primarily at initiation of therapy.

Exenatide is formulated as a sterile, injectable product that, if approved, will be delivered by a pen delivery system.

About Diabetes

Diabetes affects an estimated 194 million adults worldwide(1) and more than 18 million in the United States.(2)  Approximately 90-95 percent of those affected have type 2 diabetes, a disease in which the body does not produce enough insulin and the cells in the body do not respond normally to the insulin. According to the US Center for Disease Control and Prevention’s National Health and Nutrition Examination Survey, approximately 60 percent of diabetes patients do not achieve target A1C levels with their current treatment regimen. According to the American Diabetes Association, patients with A1Cs above target are more likely to develop diabetes-related complications, such as kidney disease, blindness and heart disease.(3)

About Amylin and Lilly

Amylin Pharmaceuticals is committed to improving the lives of people with diabetes and other metabolic diseases through the discovery, development and commercialization of innovative, cost-effective medicines. Further information on Amylin Pharmaceuticals and its pipeline in metabolism is available at www.amylin.com.

Lilly, a leading innovation-driven corporation is developing a growing portfolio of first-in-class and best-in-class pharmaceutical products by applying the latest research from its own worldwide laboratories and from collaborations with eminent scientific organizations. Headquartered in Indianapolis, Indiana, Lilly provides answers - through medicines and information - for some of the world’s most urgent medical needs. Additional information about Lilly is available at www.lilly.com.

This press release contains forward-looking statements, which involve risks and uncertainties. Actual results could differ materially from those discussed or implied in this press release due to a number of factors, including the risk that the NDA for exenatide will not be accepted for filing by the FDA, risks that the FDA may request additional information or data regarding exenatide, risks that exenatide may not receive FDA approval or such approval may be delayed or limited, or risks that exenatide may not prove to be commercially successful.  These and additional risks and uncertainties are described more fully in Lilly and Amylin’s most recently filed SEC documents such as their Annual Reports on Form 10-K and Amylin’s recently filed Form S-3.

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(1) The International Diabetes Federation Diabetes Atlas. Available at: http://www.idf.org/home/index.cfm?unode=3B96906B-C026-2FD3-87B73F80BC22682A. Accessed August 6, 2003.

(2) American Diabetes Association. Available at: http://www.diabetes.org/main/info/facts/facts_natl.jsp. Accessed November 20, 2003.

(3) Saaddine JB, Engelgau MM, Beckles GL, Gregg EW, Thompson TJ, Narayan KM. A diabetes report card for the United States: Quality of care in the 1990s. Ann Intern Med. 2002; 136:565-574.